						          EXHIBIT 99

                                                        News Release
The Chase Manhattan Corporation
Public Affairs Division
1 Chase Manhattan Plaza
New York, New York  10081


                                                        July 17, 1995
                      Press Contact:  Steve Rautenberg (212) 552-4505
                    Investor Contact:  William Maletz  (212) 552-5329



    Chase Reports Earnings of $281 Million For Second Quarter 1995

      The Chase Manhattan Corporation today reported second quarter 1995 net income of $281 million ($1.38 per share), up from $260 million ($1.29 per share) for first quarter 1995 and down from $307 million ($1.46 per share) for second quarter 1994. Net income for the second quarter of 1994 included a $36 million after-tax gain from the sale of Chase Arizona, a domestic banking subsidiary. Excluding this gain, net income increased for second quarter 1995 over the same period last year.

Thomas G. Labrecque, Chase Chairman, said "Our results for this quarter reflect continued progress in delivering integrated financial
solutions  to  our  wholesale  and  retail  clients.   Within   Global
Financial Services, we set a quarterly record for investment banking fees, reflecting our expertise in raising capital globally for our clients. Also, our trading businesses had a solid recovery during the
quarter.   On  the  retail side, we continued to market  aggressively, growing managed credit card receivables by approximately $1 billion year-over-year, and introducing new technology-based initiatives such as Chase Direct, to meet our customers' needs for alternative delivery
channels.   Expenses-to-date are on target with our stated  objectives and we continue to make significant reductions in headcount. Looking forward, we are confident that the initiatives we have in place today
- -- to improve overall productivity, enhance revenue growth and manage our capital more efficiently -- will enable us to continue to enhance shareholder value."

For the first six months of 1995, Chase reported net income of $541 million ($2.67 per share), compared with $671 million ($3.27 per share) for the same period in 1994.

Business Highlights:

- - Continued strong corporate finance activity generated record investment banking fees of $79 million and equity gains of $83 million.
- - Combined trading and related net interest revenue of $207 million was up substantially from the prior quarter, reflecting the turnaround in international capital markets activity and continued strong customer demand for derivative products.
- - Growth in consumer loans was distributed across all the businesses -- credit card, auto finance and mortgage.
- - Asset quality continues to be strong and the credit loss provision declined significantly to $75 million from $150 million in the same period last year.

- - Operating expenses, adjusted for restructuring charges incurred during the quarter, are essentially level with the prior quarter.
- - Headcount was further reduced during the quarter by 1,515.

The financial results of business operations are summarized below.

                         Net Income                 Return On
                       ($ in millions)           Allocated Equity
                  2nd Qtr  1st Qtr  2nd Qtr  2nd Qtr 1st Qtr  2nd Qtr
                   1995     1995*    1994     1995    1995*    1994
Global Financial
 Services         $ 176   $  118    $ 157     15.7%    9.8%    17.0%
Retail Businesses   115      115      183     15.6    16.3     31.3
Unallocated
 Corporate
  Items**           (10)      27      (33)     N/M     N/M      N/M
Total             $ 281   $  260    $ 307     14.2%   13.4%    16.1%

* Restated to reflect certain modifications to internal allocation methodologies implemented in second quarter 1995.
**  Includes discontinued Real Estate Finance activities and LDC
    Portfolio Management and other unallocated corporate items.
N/M - not meaningful

Net Interest Revenue
 and Margin *           2nd Qtr 1st Qtr 2nd Qtr       Six Months
($ in millions)           1995    1995    1994       1995     1994
Net Interest Revenue     $ 888   $ 891   $ 924     $1,779   $1,882
Net Interest Margin       3.51%   3.54%   3.83%     3.53%    3.92%
- - Adjusted for Credit
  Card Securitization
  Impact                  3.68    3.67    3.97      3.67     4.12

* Taxable equivalent basis

For second quarter 1995, net interest revenue, on a taxable equivalent basis, was $888 million, compared with $924 million for the second quarter of 1994. Average interest-earning assets were $101.6 billion, compared with $96.9 billion for second quarter 1994.

As part of ongoing balance sheet management, Chase securitized $1 billion of credit card receivables on March 15, 1995 and an additional $1.5 billion on June 15, 1995. The impact of these securitizations was lower net interest revenue, offset by a lower provision for credit losses and higher fee revenue, compared with second quarter 1994.

Net interest revenue in the current quarter benefited from loan growth, but competitive pressure on loan spreads continued to reduce consumer net interest revenue and margin. Average loans were $64.3 billion for the current quarter, compared with $60.6 billion for second quarter 1994. Within the Retail businesses, there was growth in all loan categories, especially in automobile financing and mortgage lending. Wholesale loans increased from the prior year quarter, principally from higher levels of global loan underwriting and syndication activity.

For the first six months of 1995, net interest revenue, on a taxable equivalent basis, was $1,779 million, compared with $1,882 million for the same period last year. For the first six months of 1995, average loans were $63.5 billion, compared with $60.9 billion reported for 1994. For the first six months of 1995, average interest-earning assets were $101.8 billion, compared with $95.4 billion for 1994.

Fees and Commissions     2nd Qtr 1st Qtr 2nd Qtr     Six Months
($ in millions)           1995    1995    1994      1995     1994
Consumer  Banking        $ 167   $ 158   $ 164     $ 325    $ 309
Trust and Fiduciary        130     132     140       262      282
Investment Banking          79      66      68       145      115
Other                      107     113     108       220      220
Total Fees and
 Comissions              $ 483   $ 469   $ 480     $ 952    $ 926

Fees and commissions of $483 million increased from the prior quarters, primarily from significant investment banking fees of $79 million, reflecting increased capital raising activity, primarily for clients in specialized industries around the world. Trust and fiduciary fee revenue declined from second quarter 1994 and was virtually flat with the previous quarter of 1995. While custody assets continue to increase, current custody fees, based in part on the prior quarters' securities values, do not yet fully reflect the turnaround in emerging markets or recent business growth.

For  the  first  six  months of 1995, fees and commissions  were  $952 million, up from 1994, primarily due to higher fees from investment banking activities as well as increased consumer banking fees from mortgage servicing volumes.

Combined Trading and Related Net Interest Revenue *
                            2nd Qtr 1st Qtr 2nd Qtr      Six Months
($ in millions)              1995    1995    1994       1995     1994
Revenue by Product:
 Foreign Exchange           $  74   $  90   $  69      $ 164    $ 159
 Interest Rate and
  Commodity Derivatives        60      55      39        115       95
 Securities Trading and
  Underwriting                 73     (51)     73         22      152
Total                       $ 207   $  94   $ 181      $ 301    $ 406
Foreign Exchange            $  60   $  92   $  78      $ 152    $ 163
Interest Rate and
 Commodity Derivatives         53      44      29         97       75
Securities Trading and
 Underwriting                  22     (92)     44        (70)      93
Net Interest Revenue           72      50      30        122      75
Total                       $ 207   $  94   $ 181      $ 301    $ 406

* Prior period amounts have been reclassified to conform with current presentation.

The combined trading and related net interest revenue of $207 million for second quarter 1995 was more than double that of the first quarter of 1995. The substantial increase from first quarter 1995 was primarily due to a significant improvement in securities trading and underwriting revenue, most of which related to international capital markets activity. Such revenue for the current quarter was $73 million. In addition, interest rate and commodity derivatives revenue of $60 million was favorably impacted by improved customer demand, especially compared with second quarter 1994. Foreign exchange revenue of $74 million, although lower than the first quarter of 1995 due to a less volatile marketplace, was slightly higher than the same period of 1994.

For the first six months of 1995, combined trading revenue was $301 million, compared with $406 million for 1994. The year-over-year decline was largely a result of the Mexican peso devaluation and its impact on the emerging markets during first quarter 1995.

Other Revenue             2nd Qtr 1st Qtr 2nd Qtr      Six Months
($ in millions)            1995    1995    1994       1995     1994
Equity Gains              $  83   $  74   $  55      $ 157    $ 139
Accelerated Disposition
 Portfolio Gains              -       -      15          -       68
Investment Securities
 Gains                        2      24       1         26       80
Other                        47      61      98        108      111
Total Other Revenue       $ 132   $ 159   $ 169      $ 291    $ 398

For the second quarter of 1995, total other revenue was $132 million, down from $169 million for the same period last year, which included in the other revenue category a pre-tax gain of $55 million from the sale of Chase Arizona. Equity gains of $83 million for the second quarter of 1995 were significantly above last year's average quarterly pace.

Included in other revenue were gains from the sale of mortgage servicing rights of $3 million for the second quarter of 1995, compared with $36 million and $17 million for first quarter 1995 and second quarter 1994, respectively. As of April 1, 1995, Chase adopted the new accounting standard ("SFAS 122") for originated mortgage servicing rights, resulting in a positive impact of $16 million in the second quarter of 1995.

Total other revenue for the first six months of 1995 was $291 million, down from $398 million for the same period in 1994. The year ago period included significant gains from the liquidation of real estate assets held for accelerated disposition and investment securities gains resulting from Chase's program of reducing its cross-border Brady exposures in its available for sale investment portfolio.

Total Operating
 Expenses                2nd Qtr 1st Qtr 2nd Qtr      Six Months
($ in millions)           1995    1995    1994       1995     1994
Salaries and Benefits   $  599  $  596  $  536     $1,195   $1,080
Other Expenses             519     500     514      1,019      991
ORE Expenses               (14)    (18)     23        (32)      60
Total Operating
 Expenses               $1,104  $1,078  $1,073     $2,182   $2,131

Total operating expenses were $1,104 million for the second quarter of 1995, compared with the first quarter 1995 level of $1,078 million and $1,073 million for the same period of last year. Compared with the second quarter of 1994, operating expenses increased due to the acquisition of American Residential Mortgage Company as well as investments made in key strategic businesses. In addition, second quarter 1995 reflected a $15 million restructuring charge, primarily related to the recently announced disposition of Chase's futures brokerage business.

Productivity initiatives continue to result in headcount reductions, with total headcount down 1,515 during the quarter to 33,535 at June 30,1995. Since year-end 1994, headcount has been reduced by over 3,100, including the employees who elected early retirement.

For the first six months of 1995, other operating expenses were $2,182 million, compared with $2,131 million for 1994. Excluding the impact of the third quarter 1994 mortgage acquisition, operating expenses were essentially level year over year.


Income Taxes
For the second quarter of 1995, the provision for income taxes was $172 million, compared with $154 million for first quarter 1995 and $188 million for the same period last year. The effective tax rate was 38%, compared with 37% and 38% for the first quarter 1995 and second quarter 1994, respectively.

For the first six months of 1995, the provision for income taxes was $326 million, compared with $412 for the same period last year.

Asset Quality

During the second quarter of 1995, asset quality remained strong.

Provision For Possible Credit Losses & Net Loan Charge-Offs
                            2nd Qtr 1st Qtr 2nd Qtr      Six Months
($ in millions)              1995    1995    1994       1995     1994
Provision For Possible
 Credit Losses              $  75   $  65   $ 150      $ 140    $ 310


Net Loan Charge-Offs:
Domestic:
 -    Consumer              $  92   $  90   $  91      $ 182    $ 187
 -    Commercial & Other       (7)    (22)     55        (29)     115
Total Domestic                 85      68     146        153      302
Total International            (8)     (6)     -         (14)     -
Total Net Loan Charge-Offs  $  77   $  62   $ 146      $ 139    $ 302

Nonaccrual Outstandings and
 ORE                          June 30,  March 31, Dec.31,  June 30,                                                 31,
($ in millions)                 1995      1995      1994      1994
Domestic:
 -    Commercial Real Estate  $ 195     $ 233     $ 266     $ 330
 -    Other Loans               290       275       244       369
Total Domestic                  485       508       510       699
Total International             142       136       150       164
Total Nonaccrual
 Outstandings                 $ 627     $ 644     $ 660     $ 863
Total ORE                     $ 200     $ 220     $ 257     $ 597

                              June 30,  March 31, Dec. 31  June 30,
($ in millions)                 1995      1995      1994      1994
Reserve for Possible Credit
 Losses                       $1,416    $1,419    $1,414    $1,435

Key Financial Highlights

Summary of Results & Selected Statistical Data
($ in millions, except     2nd Qtr  1st Qtr  2nd Qtr       Six Months
  per share data)           1995     1995     1994       1995     1994
Net Income                $  281   $  260   $  307     $   541   $  671

Per Common Share
- - Net Income
  -    Primary            $ 1.38   $ 1.29   $ 1.46     $  2.67   $ 3.27
  -    Fully diluted        1.37     1.28     1.45        2.64     3.24
- - Book Value (period-end)  41.09    40.12    37.64
- - Closing Stock Price
   (period-end)            47.00    35.63    38.25

Profitability Ratios
- - Return on Average
  Common Stockholders'
   Equity                   14.2%    13.4%    16.1%       13.8%    18.1%
- - Return on Average
   Assets                    .88      .85     1.03         .87      1.15

Net Interest Revenue
 (Fully Taxable Basis)    $ 888    $ 891    $ 924      $ 1,779   $1,882
- - Net Interest Margin      3.51%    3.54%    3.83%        3.53%    3.92%

Capital Ratios (period-
 end)
- - Common Stockholders'
   Equity                  6.04%    5.90%    6.08%
- - Total Stockholders'
   Equity                  7.22     7.06     7.32
- - Risk-Based Capital
  -   Tier 1 Capital       8.22     8.32     8.71
  -   Total Capital       12.99    12.91    13.32
- - Tier 1 Leverage          7.19     7.37     7.47

Selected Average Balances  2nd Qtr  1st Qtr  2nd Qtr       Six Months
($ in billions)             1995     1995     1994       1995     1994
Loans:
 Domestic Offices         $ 46.9   $ 46.2   $ 43.5     $ 46.6   $ 43.8
 Overseas Offices           17.4     16.4     17.1       16.9     17.1
Total Loans               $ 64.3   $ 62.6   $ 60.6     $ 63.5   $ 60.9
Interest-Earning Asset    $101.6   $102.0   $ 96.9     $101.8   $ 95.4
Total Assets              $128.1   $123.9   $119.0     $126.0   $118.0


Deposits:
 Domestic Offices         $ 33.1   $ 33.9   $ 37.9     $ 33.5   $ 38.9
 Overseas Offices           38.4     38.6     34.3       38.5     33.4
Total Deposits            $ 71.5   $ 72.5   $ 72.2     $ 72.0   $ 72.3
Common Stockholders'
 Equity                   $ 7.1    $ 6.9    $ 6.8      $ 7.0    $ 6.7
Total Stockholders'
 Equity                   $ 8.5    $ 8.3    $ 8.3      $ 8.4    $ 8.2

The Chase Manhattan Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CONDITION

                                                        June 30,   June 30,
($ in millions)                                           1995       1994
- ---------------------------------------------------------------------------
Assets
Cash and Due from Banks                               $    4,309 $    4,937
Interest-Bearing Deposits Placed with Banks                6,623      5,968
Federal Funds Sold and Securities Purchased
 Under Resale Agreements                                   8,722      6,986
Trading Account Assets                                    16,699     20,939
Investment Securities:
 Held to Maturity                                          2,004      1,651
 Available for Sale Carried at Fair Value                  5,106      5,475
- ---------------------------------------------------------------------------
      Total Investment Securities                          7,110      7,126
Loans                                                     64,239     60,482
Reserve for Possible Credit Losses                        (1,416)    (1,435)
Customers' Liability on Acceptances                          960        633
Accrued Interest Receivable                                1,195        901
Premises and Equipment                                     1,940      1,791
Other Assets                                               8,375      6,167
- ---------------------------------------------------------------------------
      Total Assets                                    $  118,756 $  114,495
===========================================================================

Liabilities and Stockholders' Equity
Deposits:
 Domestic Offices:
   Noninterest-Bearing                                $   11,293 $   11,835
   Interest-Bearing                                       20,897     23,459
 Overseas Offices:
   Noninterest-Bearing                                     3,024      2,859
   Interest-Bearing                                       33,068     30,755
- ---------------------------------------------------------------------------
      Total Deposits                                      68,282     68,908
Federal Funds Purchased and Securities Sold
 Under Repurchase Agreements                              12,519      7,032
Commercial Paper                                           1,700      1,487
Other Short-Term Borrowings                                2,360      2,631
Trading Account Liabilities                               11,787     14,052
Acceptances Outstanding                                      967        644
Accrued Interest Payable                                     686        471
Accounts Payable, Accrued Expenses and Other
 Liabilities                                               6,318      5,852
Intermediate- and Long-Term Debt                           5,568      4,825
- ---------------------------------------------------------------------------
      Total Liabilities                                  110,187    105,902
- ---------------------------------------------------------------------------

Stockholders' Equity:
 Nonredeemable Preferred Stock (Without Par Value,         1,400      1,627
  56,000,000 and 60,539,738 Shares
  Outstanding, Respectively)
 Common Stock ($2.00 Par Value):
                             6/30/95       6/30/94
                           ------------ ------------
 Number of Shares:
  Authorized               500,000,000    500,000,000
  Issued                   186,958,341    185,052,955
  Outstanding              174,458,341    185,052,955        374        370
 Surplus                                                   3,982      3,935
 Net Unrealized Gains (Losses) on Investment
  Securities - Available for Sale                             (7)         9
 Retained Earnings                                         3,309      2,652
- ---------------------------------------------------------------------------
    Total                                                  9,058      8,593
 Less: Treasury Stock at Cost (12,500,000 Shares)            489         -
- ---------------------------------------------------------------------------
      Total Stockholders' Equity                           8,569      8,593
- ---------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity      $  118,756 $  114,495
===========================================================================

The Chase Manhattan Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
                                               Quarter Ended   Six Months Ended
                                                  June 30,        June 30,
                                               -------------------------------
($ in millions, except per share data)           1995    1994    1995    1994
- ------------------------------------------------------------------------------
Interest Revenue
Interest and Fees on Loans                     $1,474  $1,376  $2,883  $2,677
Interest on Deposits Placed with Banks            151     127     294     257
Interest and Dividends on Investment
   Securities:
     Held to Maturity                              31      42      63      83
     Available for Sale                            85     178     179     343
Interest on Federal Funds Sold and Securities
   Purchased Under Resale Agreements              269     490     519     815
Interest on Trading Account Assets                 98      92     212     211
- ------------------------------------------------------------------------------
   Total Interest Revenue                       2,108   2,305   4,150   4,386
- ------------------------------------------------------------------------------

Interest Expense
Deposits                                          664     654   1,314   1,178
Federal Funds Purchased and Securities Sold
   Under Repurchase Agreements                    306     176     600     300
Commercial Paper                                   28      17      54      30
Other Short-Term Borrowings                       128     463     221     856
Intermediate- and Long-Term Debt                  100      77     194     153
- ------------------------------------------------------------------------------
   Total Interest Expense                       1,226   1,387   2,383   2,517
- ------------------------------------------------------------------------------
Net Interest Revenue                              882     918   1,767   1,869
Provision for Possible Credit Losses               75     150     140     310
- ------------------------------------------------------------------------------
Net Interest Revenue After Provision for
   Possible Credit Losses                         807     768   1,627   1,559
- ------------------------------------------------------------------------------
Other Operating Revenue
Fees and Commissions                              483     480     952     926
Foreign Exchange Trading Revenue                   60      78     152     163
Trading Account Revenue                            75      73      27     168
Investment Securities Gains                         2       1      26      80
Other Revenue                                     130     168     265     318
- ------------------------------------------------------------------------------
   Total Other Operating Revenue                  750     800   1,422   1,655
- ------------------------------------------------------------------------------

Other Operating Expenses
Salaries and Employee Benefits:
   Salaries                                       453     418     904     833
   Employee Benefits                              146     118     291     247
- ------------------------------------------------------------------------------
                                                  599     536   1,195   1,080
Net Occupancy                                      89      98     182     199
Equipment Rentals, Depreciation
   and Maintenance                                 85      74     168     145
Other Expenses                                    331     365     637     707
- ------------------------------------------------------------------------------
   Total Other Operating Expenses               1,104   1,073   2,182   2,131
- ------------------------------------------------------------------------------
Income Before Taxes                               453     495     867   1,083
Applicable Income Taxes                           172     188     326     412
- ------------------------------------------------------------------------------
Net Income                                     $  281  $  307  $  541  $  671
==============================================================================
Net Income Applicable to Common Stock          $  250  $  272  $  480  $  606
==============================================================================
Average Common Shares Outstanding (in
   millions)                                    181.1   186.2   179.7   185.6
Primary Earnings Per Common Share              $ 1.38  $ 1.46  $ 2.67  $ 3.27
Cash Dividends Declared Per Common Share       $ 0.45  $ 0.33  $ 0.85  $ 0.66
==============================================================================

The Chase Manhattan Corporation and Subsidiaries
SUMMARY OF CHANGES IN STOCKHOLDERS' EQUITY
                                                               Six Months Ended
                                                                  June 30,
                                                               ---------------
($ in millions)                                                  1995    1994
- ------------------------------------------------------------------------------
Balance at Beginning of Period                                 $8,359  $8,122
  Additions:
     Net Income                                                   541     671
     Shares Issued Pursuant to:
       Nonredeemable Preferred Stock Offering                       -     222
       Dividend Reinvestment and Stock Purchase Plan                7      10
       Exercise of Stock Options                                   29      10
     Net Change in Unrealized Gains (Losses) on Investment
       Securities - Available for Sale (Net of Deferred
       Tax (Benefits) of $11 and ($177), Respectively)             28    (255)
- ------------------------------------------------------------------------------
                                                                8,964   8,780
  Deductions:
     Cash Dividends:
       Nonredeemable Preferred Stock                               61      65
       Common Stock                                               151     122
     Treasury Stock                                               183       -
- ------------------------------------------------------------------------------
Balance at End of Period                                       $8,569  $8,593
==============================================================================

The Chase Manhattan Bank, N.A. and Subsidiaries
CONSOLIDATED STATEMENT OF CONDITION

                                                         June 30,   June 30,
($ in millions)                                            1995       1994
- ----------------------------------------------------------------------------
Assets
Cash and Due from Banks                                $    4,279 $    4,658
Interest-Bearing Deposits Placed with Banks                 6,752      6,139
Federal Funds Sold and Securities Purchased
 Under Resale Agreements                                    1,665      3,552
Trading Account Assets                                     13,434     18,831
Investment Securities:
 Held to Maturity                                           1,953      1,086
 Available for Sale Carried at Fair Value                   4,434      4,775
- ----------------------------------------------------------------------------
      Total Investment Securities                           6,387      5,861
Loans                                                      54,881     48,765
Reserve for Possible Credit Losses                         (1,114)    (1,107)
Customers' Liability on Acceptances                           960        633
Accrued Interest Receivable                                   902        597
Premises and Equipment                                      1,824      1,653
Other Assets                                                7,423      5,124
- ----------------------------------------------------------------------------
      Total Assets                                     $   97,393 $   94,706
============================================================================

Liabilities and Stockholder's Equity
Deposits:
 Domestic Offices:
   Noninterest-Bearing                                 $   11,207 $   11,442
   Interest-Bearing                                        19,441     19,003
 Overseas Offices:
   Noninterest-Bearing                                      3,024      2,859
   Interest-Bearing                                        32,318     30,475
- ----------------------------------------------------------------------------
      Total Deposits                                       65,990     63,779
Federal Funds Purchased and Securities Sold
 Under Repurchase Agreements                                2,471      1,456
Other Short-Term Borrowings                                 1,455      2,027
Trading Account Liabilities                                10,479     12,831
Acceptances Outstanding                                       967        644
Accrued Interest Payable                                      569        399
Accounts Payable, Accrued Expenses and Other
 Liabilities                                                5,657      4,276
Intermediate- and Long-Term Debt                            2,408      2,544
- ----------------------------------------------------------------------------
      Total Liabilities                                    89,996     87,956
- ----------------------------------------------------------------------------

Stockholder's Equity:
 Capital Stock ($15 Par Value):
                                6/30/95      6/30/94
                              ------------ ------------
 Number of Shares:
  Authorized                   81,744,445   81,744,445
  Outstanding                  61,425,980   60,874,205        921        913
 Surplus                                                    4,869      4,615
 Net Unrealized Losses on Investment
  Securities - Available for Sale                             (47)       (25)
 Undivided Profits                                          1,654      1,247
- ----------------------------------------------------------------------------
      Total Stockholder's Equity                            7,397      6,750
- ----------------------------------------------------------------------------
      Total Liabilities and Stockholder's Equity       $   97,393 $   94,706
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                                  Member Federal Deposit Insurance Corporation

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